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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                          CONTACT:
                                          CATHERINE M. BIFFIGNANI
                                          VICE PRESIDENT, INVESTOR RELATIONS
                                          314-645-6600
                                          [KV Pharmaceutical logo]

FOR IMMEDIATE RELEASE



                      KV PHARMACEUTICAL COMPANY REPORTS
                      FISCAL 2005 FIRST QUARTER RESULTS

  REVENUES UP 11%, PROFITS SOLID DESPITE INVESTMENTS IN GROWTH INITIATIVES
               AND DELAYED TIMING OF CERTAIN PRODUCT APPROVALS

       ALL THREE BUSINESS UNITS REPORT REVENUE GROWTH, PACED BY ETHEX;
        CORE BRANDED DRUG FRANCHISES CONTINUE THEIR SOLID PERFORMANCE

St. Louis, MO, August 3, 2004 -- KV Pharmaceutical Company (NYSE:KVa/KVb), a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets technology distinguished branded and generic/non-branded pharmaceutical products, today reported results for the first quarter of fiscal 2005 ended June 30, 2004.

Net revenues for the first quarter increased 11% to $66.1 million, compared with $59.4 million in the first quarter of fiscal 2004, including a solid sales gain of 15% at KV's ETHEX generic marketing subsidiary and 8% revenue growth at the company's Ther-Rx branded marketing subsidiary. Ther-Rx sales growth comes despite competing against 107% growth in the fiscal 2004 first quarter versus its prior year period and the temporary impact of forward purchasing by wholesalers in the fiscal 2004 fourth quarter.

Pretax income for the fiscal 2005 first quarter was $11.5 million, compared with $13.3 million in the prior year's quarter, despite a 36% increase in selling, general and administrative expenses in the quarter. Of the $6.4 million increase in selling, general and administrative expense during the first quarter, $2.5 million was attributable to the addition of 80 specialty sales representatives and sales management personnel since the year-ago second quarter in support of new product initiatives at Ther-Rx. The Company also increased its promotional spending to support the better-than-expected performance of its recently acquired and re-launched branded hematinic products.


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Net income for the first quarter was $7.6 million compared to $8.6 million in the year-ago period, a decrease of 12%. In the fiscal 2005 first quarter the Company incurred interest expense of $1.3 million on its Contingent Convertible Subordinated Debt issued in the spring of 2004, compared to $0.6 million in the fiscal 2004 first quarter. Earnings per diluted common share for the fiscal 2005 first quarter was $0.15 versus $0.17 for the fiscal 2004 first quarter, a decrease of 12%.

Marc S. Hermelin, Vice Chairman and Chief Executive Officer stated, "KV delivered solid profitability in the first quarter despite an incremental $0.08 per share of SG&A expense. Revenue growth was impacted by delayed ANDA approvals at ETHEX that came late in the quarter. With new ANDA approvals, including three in the first quarter -- and an encouraging return to solid double digit revenue growth, ETHEX is well positioned to turn in a solid year. Ther-Rx also continues to see strong performance from its core franchises and has invested in expanding its quality specialty sales force to more than 220 sales representatives calling on high prescribing physicians to drive its expanding product line. In addition, the Company is gearing up for our anticipated next NDA women's healthcare product launch in the latter part of the current fiscal year. The investments we're making in these businesses and in our over 50 product drug pipeline, while necessarily affecting our near-term earnings growth, underscore our confidence in their continued growth potential this fiscal year and beyond."


ETHEX CORPORATION - NET SALES INCREASED 15%

ETHEX Corporation net sales increased to $45.5 million in the first quarter of fiscal 2005 from $39.5 million in the comparable quarter of fiscal 2004, a gain of 15%. Sales growth included continued net volume increases on existing product lines, including cardiovascular, pain management and prenatal lines, which were offset by sales declines in cough/cold and other product lines. Although first quarter sales growth for specialty generics was at its highest level for any quarter since fiscal 2001, the growth level could have been greater had it not been for later-than-expected ANDA approvals on a number of brand equivalent products that were pending approval at the FDA. The Company has received certain approvals in recent months, but as they occurred later than expected, they had limited impact on first quarter performance. They include:


o Benazepril Hydrocholoride (AB-rated alternative to Lotensin(R) from Novartis), which was received late in the fourth quarter of fiscal 2004;
o Morphine Sulfate 15 and 60 mg. strengths (AB-rated alternative to MS Contin(R) by Purdue Fredrick); and
o Carbidopa Levodopa (AB-rated alternative to Sinemet(R) CR), which should have a more significant impact in the remaining quarters of fiscal 2005. This approval represents the first product from our previously announced agreements with unnamed pharmaceutical companies for the development of products for exclusive license in the United States by ETHEX Corporation.



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The Company expects sales growth for its specialty generics for the balance of the year to be favorably impacted by the sales of these products, as well as additional products currently awaiting approval by the FDA which are expected throughout the remainder of Fiscal 2005.


THER-RX CORPORATION - NET SALES INCREASED 8%

Ther-Rx net revenues for the first quarter were $15.9 million, compared with $14.8 million in the fiscal first quarter of 2004. The increase in revenue over the prior year's quarter was led by the continued market share growth of all of the major Ther-Rx product lines, including the PreCare(R) prenatal family, Gynazole-1(R), as well as the Niferex/Chromagen anemia lines.

Total prescription branded market share for the PreCare(R) product line was 39.5% for the first quarter of fiscal 2005, up from 32.1% for the first quarter of fiscal 2004, according to IMS NPA(TM). For the 11th consecutive month, PreCare(R) Caplet was again the #1 filled branded prenatal prescription vitamin, with total prescriptions filled almost double the nearest competitor. Also, for the third consecutive quarter, PreCare(R) Caplet had the highest market share among filled branded prenatal prescription vitamins. The brand had a 19.2% share of the branded prescription market at the end of the quarter. The entire portfolio of Ther-Rx prenatal vitamin products accounted for 39.6% of total Ther-Rx revenues for the quarter.

Showing particular strength was PrimaCare(R), the first prescription nutritional supplement with essential fatty acids, which had total filled prescription growth of 66% from the prior year period. PrimaCare(R) is now the third leading branded prescription prenatal vitamin in the United States.

Combined, Ther-Rx Corporation continues to market three of the top five branded prescription prenatal vitamins including PreCare(R) Caplet, PrimaCare(R) and PremesisRx(R).

For the first quarter of fiscal 2005, according to IMS NPA(TM), Gynazole-1(R)'s share of the prescription vaginal antifungal cream market increased to 27.3%, up from 18.6% for the first quarter of fiscal 2004, with total sales of $3.9 million, an increase of 31.0% compared to sales in the prior year first quarter. Gynazole-1(R)'s total filled prescriptions grew by more than 50,000 scripts for the quarter over the prior year first quarter, representing the highest growth volume in nearly three years.

Additionally, the Niferex(R) and Chromagen(R) lines of anemia products have performed extremely well. The Niferex(R) franchise of anemia products experienced 90% growth in new prescriptions filled in the first quarter of fiscal 2005 versus the year ago period, when they were first acquired by us, marking the greatest growth experienced by the franchise in over four years. In addition, the Chromagen(R) franchise of anemia products saw new prescriptions filled growth of 112% over the first quarter of fiscal 2004 when they were first acquired by us, marking the highest level of prescriptions in eight quarters. Chromagen(R) is now the #1 prescribed branded oral prescription anemia product in the



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United States according to IMS NPA(TM) data. During the first quarter of fiscal 2005, Niferex(R) and Chromagen(R) accounted for $3.6 million of Ther-Rx's total revenues, up 35.2% compared to the prior year first quarter.

The Company is also expecting to launch its next NDA product in the latter half of fiscal 2005. This product, which is in the women's healthcare market, is an improved version of a currently marketed branded product with estimated market value of $130 million.


PARTICLE DYNAMICS, INC.

During the first quarter of fiscal 2005, sales of specialty, value-added raw material products improved 6% to $4.1 million, compared to $3.9 million in the first quarter of fiscal 2004. This increase was due to a significant increase in new customer business in expanded areas of focus for Particle Dynamics, Inc. The Company expects to see continued increases in revenues through the remaining quarters of the fiscal year, boosted by new product introductions.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops and markets technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes in its October 2003 issue and one of Business Week's "Hot Growth Companies" in the June 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.



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All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch; (6) reliance on key strategic alliances; (7) the availability of raw materials; (8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting the pattern of inventory movements by the Company's customers; (11) the impact of competitive response to the Company's efforts to leverage its branded power with product innovation, promotional programs, and new advertising; (12) risks that the Company may not ultimately prevail in its Paragraph IV litigation and that any period of exclusivity may not in fact be realized; and (13) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.



                          (Financial Tables Follow)



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                             KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                   CONSOLIDATED FINANCIAL RESULTS
                          (unaudited; in thousands, except per share data)

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                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                         THREE MONTHS ENDED
                                                                              JUNE 30,
                                                                 ----------------------------------
                                                                     2004                2003
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
Net revenues....................................................   $ 66,087            $ 59,379
Cost of sales...................................................     23,734              20,990
                                                                 ----------------------------------
Gross profit....................................................     42,353              38,389
                                                                 ----------------------------------
Operating expenses:
     Research and development...................................      4,624               5,542
     Selling and administrative.................................     24,131              17,723
     Amortization of intangible assets..........................      1,122               1,111
                                                                 ----------------------------------
         Total operating expenses...............................     29,877              24,376
                                                                 ----------------------------------

Operating income................................................     12,476              14,013
                                                                 ----------------------------------

Other expense (income):
     Interest expense...........................................      1,446               1,085
     Interest and other income..................................       (513)               (363)
                                                                 ----------------------------------
         Total other expense, net...............................        933                 722
                                                                 ----------------------------------
Income before income taxes......................................     11,543              13,291
Provision for income taxes......................................      3,982               4,718
                                                                 ----------------------------------

Net income......................................................   $  7,561            $  8,573
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Net income per Common share - basic.............................   $   0.15            $   0.16
                                                                 ==================================
Net income per Common share - diluted...........................   $   0.15            $   0.17
                                                                 ==================================
Average shares outstanding - basic..............................     49,116              49,797
Average shares outstanding - diluted............................     50,930              51,799

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                            CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                     2004                2003
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
Balance Sheet Information (as of June 30)
     Cash and cash equivalents..................................  $ 218,769           $ 233,909
     Receivables, net...........................................     67,935              46,192
     Inventory, net.............................................     53,217              50,230
     Prepaid and other current assets...........................      6,261               2,738
     Deferred tax asset.........................................      6,720              12,463
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         Total current assets...................................    352,902             345,532
     Property and equipment, net................................     87,685              62,682
     Intangible assets and goodwill.............................     80,127              82,074
     Other assets...............................................     13,454              10,605
                                                                 ----------------------------------
                                                                  $ 534,168           $ 500,893
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     Current liabilities........................................  $  49,264           $  56,070
     Long-term debt and other long-term liabilities.............    219,338             224,816
     Shareholders' equity.......................................    265,566             220,007
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                                                                  $ 534,168           $ 500,893
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     Working capital............................................  $ 303,638           $ 289,462
     Working capital ratio......................................  7.2 to 1            6.2 to 1
     Debt to equity ratio.......................................  .82 to 1           1.03 to 1


Cash Flow Information (quarter ended June 30)
     Net cash provided by (used in):
         Operating activities...................................  $   5,603           $  10,382
         Investing activities...................................    (13,757)            (17,852)
         Financing activities...................................         12             145,091
                                                                 ----------------------------------
     Increase in cash and cash equivalents......................     (8,142)            137,621
     Cash and cash equivalents, beginning of year...............    226,911              96,288
                                                                 ----------------------------------
     Cash and cash equivalents, end of period...................  $ 218,769           $ 233,909
                                                                 ==================================

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